Exhibit 1.01

Conflict Minerals Report of STMicroelectronics N.V.
in accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This Conflict Minerals Report (the “Report”) for the year ended December 31, 2016 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 and guidance in relation thereto promulgated by the Securities and Exchange Commission (the “SEC”) (collectively, the “Rule”).

In this Report, references to “ST”, “we”, “us” and “Company” are to STMicroelectronics N.V. together with its consolidated subsidiaries.  Furthermore, the SEC defines “conflict minerals” as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten; we therefore ascribe the same meaning to the term “conflict minerals” throughout this Report. The content of any website referenced in this Report is included for general information only and is not incorporated by reference in this Report.

In accordance with the Rule, this Report is available on our website at the following address:  http://investors.st.com.

1.	Company Overview

Business and products

We are a global leader in the semiconductor market, serving a broad range of customers across different areas.  Our products are used in a wide variety of applications, which can be broadly grouped into three areas: automotive systems, industrial systems and consumer connected devices.

Our reportable segments1 are as follows:
•	Automotive and Discrete Group (ADG), comprised of all dedicated automotive ICs (both digital and analog), and discrete and power transistor products.

•
Analog and MEMS Group (AMG), comprised of low-power high-end analog ICs (both custom and general purpose) for all markets, smart power products for Industrial, Computer and Consumer markets, Touch Screen Controllers, Low Power Connectivity solutions (both wireline and wireless) for IoT, power conversion products, metering solutions for Smart Grid and all MEMS products, either sensors or actuators.

•
Microcontrollers and Digital ICs Group (MDG), comprised of general purpose and secure microcontrollers, EEPROM memories, and digital ASICs as well as discontinued businesses such as set-top box ICs or former ST-Ericsson products.

   “Others” includes all the financial values related to the Imaging Product Division (including the sensors and modules from our Time-of-Flight technology), Subsystems and other products, as well as items not allocated to the segments such as impairment, restructuring charges and other related closure costs, unused capacity charges, strategic or special research and development programs and other minor unallocated expenses such as: certain corporate-level operating expenses, patent claims and litigation, and other costs that are not allocated to the segments.

A more detailed discussion of our product categories and the products relating to each category is contained in our Annual Report on Form 20-F in relation to the 2016 calendar year which was filed with the SEC on March 3, 2017.

1 We derive less than 0.10% of our total annual revenue from sales of promotional evaluation and development boards assembled by third party subcontractors, which represent prototypical system-level applications that include our integrated circuit products as well as components originating from third parties. These boards are useful to demonstrate the features and functionality of our semiconductor products and assist our customers in transitioning from initial prototype designs to final production releases. References herein to our “products” are to our integrated circuit products (excluding such boards) representing 99.90% or more of our total annual revenue.

Manufacturing processes

The manufacture of semiconductor products requires, among other things, the mastery of the properties of conductivity, isolation and/or amplification. The manufacturing of an integrated circuit can be divided into two phases. The first, wafer fabrication, is the extremely sophisticated and intricate process of manufacturing the silicon chip. The second, assembly, is the highly precise and automated process of packaging the die. Those two phases are commonly known respectively as “Front-End” and “Back-End”.

The manufacturing process of semiconductor products requires various materials, gases and chemicals. We have identified tin, tantalum, tungsten and gold (collectively, “3TG”) as being among the materials necessary to the functionality or production of certain of our products manufactured during the 2016 calendar year.

Supply chain

We are not engaged in the mining and trade of minerals, nor in any refining or smelting activities. We purchase materials, commodities, chemicals and gases which potentially contain a conflict mineral as part of their composition. In general, we do not conduct business directly with smelters and refiners.

Because of our large size, the complexity of our products, and the depth, breadth, and constant evolution of our global supply chain, it is difficult and resource-intensive to identify actors upstream from our direct suppliers. Accordingly, we participate in a number of industry-wide initiatives as described in section 2 below.

Conflict minerals policy

ST began to address the conflict minerals issue as early as 2007 by requiring our tantalum suppliers to confirm they were not sourcing metals from conflict areas. We are a member of the Electronic Industry Citizenship Coalition (the “EICC”), have adopted the EICC’s Code of Conduct and participate in the CFSI initiative, which is a program run jointly by the EICC and the Global e-Sustainability Initiative (the “GeSI”). We require all our suppliers and subcontractors to provide evidence that they are not sourcing 3TG through any channels that fund armed groups in the Democratic Republic of the Congo (DRC) or an adjoining country (collectively, the “Covered Countries”).

Additional information on our Conflict Minerals Policy, as well as our Statement on Conflict Minerals, are available at: www.st.com/conflict-free_minerals. In addition, the respective websites of the EICC, CFSI and the GeSI are available at www.eiccoalition.org, www.conflictfreesourcing.org and http://gesi.org/.

2.	Due Diligence Process

Design of due diligence

Our due diligence measures have been designed to conform, in all material respects, to the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidance”) and the related Supplements for tin, tantalum, tungsten and gold, as well as related EICC recommendations. The OECD is an international organization that is endorsed by the United Nations and currently offers the only recognized framework available for such use.

Management system

In addition to implementing our Conflict Minerals Policy as outlined above, evidencing our top management’s commitment to the issue, we have implemented our conflict minerals management system in alignment with the OECD Guidance. We have established roles and duties within the Company’s relevant internal organizations involved in the program. The roles and duties established for several key internal organizations are outlined below.

Our Corporate Quality and Social Responsibility organizations are responsible for the following:

•	proactively working with our customers to define the scope and form of our conflict minerals disclosures;
•
defining the strategy and annual objectives related to the implementation of the conflict minerals programs within the Company and the coordination thereof with the appropriate internal organizations responsible for sourcing and purchasing materials and subcontracted services and products (including our Global Procurement Organization);

•
establishing the appropriate internal and external communication content on these programs through the relevant and necessary media and according to our internal processes, including, without limitation, a Company conflict minerals statement and dedicated content in our annual Sustainability Report, both of which are made available on our website; and

•	reviewing and updating our conflict minerals management procedure on a regular basis.

Our Global Procurement Organization helps to implement our conflict minerals program by supporting the communication of Company requirements to our suppliers and monitoring our suppliers’ engagement and progress in relation to our conflict minerals program.

Our Global Outsourcing Business Management group helps to implement our conflict minerals program by supporting the communication of Company requirements to Back-End subcontractors and monitoring our subcontractors’ engagement and progress in relation to our conflict minerals program.

Our Wafer Foundry group supports our conflict minerals program by communicating our requirements to wafer foundries and by monitoring our suppliers’ engagement and progress in relation to our conflict minerals program.

In addition, our conflict minerals program is included as part of our sustainability and quality strategies and is highlighted as a key objective for each of our relevant internal organizations, in addition to the key internal groups discussed above, as applicable within the scope of their respective activities. A working group with representatives from the principal organizations involved regularly reviews the progress of our conflict minerals program implementation. Based on need as appropriate for the situation, such working group implements the appropriate risk mitigation measures.

Industry-wide initiatives

As we are a participating member of the EICC, we employ due diligence methodologies defined by a joint working group comprised of EICC and GeSI representatives. Tools available for participants in the EICC include a template known as the Conflict Minerals Reporting Template (the “CMRT”). The CMRT was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free sourcing policy, engagement with its direct suppliers, and a listing of the smelters a company and its suppliers use. In addition, the CMRT contains questions about the origin of conflict minerals included in a company’s products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool are also available. The CMRT is used by many companies in their due diligence processes related to conflict minerals.

In addition, the EICC and GeSI developed in 2010 the Conflict Free Smelter (“CFS”) program, which is a voluntary initiative in which an independent third party audits smelter procurement and processing activities and determines if the smelter has provided sufficient documentation to demonstrate with reasonable confidence that the minerals it processed originated from conflict-free sources. In 2012, the CFS program, London Bullion Market Association (“LBMA”) and Responsible Jewelry Council (“RJC”) announced their mutual cross-recognition of gold refiner audits. All three programs focus on independent third party audits of refiners’ due diligence in conformity with the OECD Guidance, which recognizes refiners as a key “choke point” in the gold supply chain.

We, along with other leading participants in the electronics industry, rely on the CFS program or an equivalent industry-wide program for audits of smelters and/or refiners. Further details on this program are available on the website of the CFS program at the following address: www.conflictfreesourcing.org.

Methodology

The Company undertook due diligence on the source and chain of custody of its necessary conflict minerals. Our due diligence measures consisted of:

•	conducting a supply-chain survey with direct suppliers and subcontractors using the CMRT to identify the smelters and refiners which contribute refined conflict minerals to our products; and
•
comparing the smelters and refiners identified by direct suppliers and subcontractors via the supply-chain survey against the list of smelter facilities which have received a “conflict free” validation by the CFS program.

We conducted an inquiry, using the CMRT, with all of the suppliers and subcontractors which we identified within our supply chain. All such suppliers and subcontractors responded to our due diligence inquiry.

We reviewed the responses received against criteria developed to determine which responses required further engagement with our suppliers. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the CMRT.

CMRT inquiry responses

We rely on the good faith efforts of our suppliers and subcontractors to provide us with reasonable representations of the processing facilities used to supply the necessary conflict minerals in our products. As a result of our inquiry via the CMRT, our suppliers and subcontractors reported to us a total of 177 smelters as sourcing 3TG during the 2016 calendar year. The table below2 summarizes the results of our inquiry with respect to each conflict mineral, indicating the percentage of reported smelters sourcing each metal which were CFS validated as of December 31, 2016 or, if not CFS validated as of such date, those which were actively engaged as of such date in the CFS program with a view towards becoming CFS validated (“Active Smelters”). The table below also sets forth the percentage of Active Smelters which have been represented to us as sourcing their minerals either from recycled or scrap materials or from outside of the Covered Countries, as well as the percentage of Active Smelters in relation to which we have not been provided a declaration regarding country of origin or recycled or scrap sourcing. Information relating to CFS-validated smelters is extracted from the EICC database. Information relating to Active Smelters is extracted from the responses to the CMRT which we sent to our first tier suppliers and subcontractors (i.e., those with which we are in direct contact). The information presented in the below table represents the state of affairs as of December 31, 2016, but should not be interpreted as necessarily having applied consistently throughout the entire 2016 calendar year. Although we have received, and regularly continue to receive, updates to the information presented in this table, we have presented it as of December 31, 2016 in order to coincide with the scope of this Report relating to the 2016 calendar year.

Metal	Gold	Tantalum	Tin	Tungsten
Number of smelters	63	31	56	27
Percentage of smelters which were CFS validated as of December 31, 2016 (1)	100.0%	100.0%	98.2%	100.0%
Percentage of smelters which were not CFS validated as of December 31, 2016 but were active in the CFS Program (“Active Smelters)	0.0%	0.0%	1.8%	0.0%
Percentage of Active Smelters which have declared (i) sourcing from L1/L2 countries (1) or (ii) recycled or scrap sources (2)	N/A	N/A	0.0%	N/A
Percentage of Active Smelters for which we have not been provided with a declaration regarding country of origin or recycled/scrap sources	N/A	N/A	100.0%	N/A

(1) Based on EICC CFS program
(2) Based on information represented by suppliers and subcontractors

2 For the purposes of this table, the references to “L1” and “L2” are modeled after the EICC due diligence framework. The legend provided by the EICC is as follows (for clarification for purposes of this Report, neither of the “L1” nor the “L2” categories identified by the EICC in its due diligence framework includes the DRC or any of the other Covered Countries):

“L1” countries are those countries not identified as conflict regions or plausible areas of smuggling or export from these regions of conflict minerals.

“L2” countries are known or plausible countries for the smuggling, export out of region or transit of conflict minerals.

From the figures in the above table, we can conclude that approximately 99.4% of the smelters (based on the aggregate number of smelters when all four conflict minerals are taken into consideration) declared to us by our suppliers and subcontractors were validated by the CFS program as of December 31, 2016. The 0.6% of smelters which were not validated by the CFS program as of December 31, 2016 is represented by one tin smelter, which was an Active Smelter as of December 31, 2016. We have also included in Appendix I to this Report a list of processing facilities as reported to us by our suppliers and subcontractors, their identification number as used by the CFS program and the number of suppliers which reported to us as having sourced 3TG from the particular facility during calendar year 2016.

Analysis of our products in light of due diligence results

Based on the information that is available to us, we are able to conclude that all tantalum, gold and tungsten-derived materials contained in our products originate from sources that were validated as of December 31, 2016 by way of the CFS program as being conflict-free. Concerning tin, all but one of our potential sources thereof were validated as conflict-free by the CFS program as of December 31, 2016. The one such non-validated source was an Active Smelter of tin as of December 31, 2016, which was only reported by one supplier as the source of materials on our behalf during calendar year 2016, and with respect to which we do not have evidence regarding the country of origin of the tin. The data presented in the above table, as well as the related discussion in this Report, are current as of December 31, 2016, and we are not able to conclude that such data necessarily applied during the entire 2016 calendar year to which this Report relates. For example, we know that 1 of the CFS-validated smelters set forth in Appendix I hereto reached such status during the course of 2016 (and not precisely on January 1, 2016). As such, we are not in a position to know whether a certain 3TG material which was used in the manufacture of a product during 2016 originated with one of such smelters before or after it was validated by the CFS program.

3.	Further Risk Mitigation

Discussion is included below as to certain efforts we are making, and will continue to make, to further mitigate the risk that our necessary conflict minerals do not benefit armed groups, including steps we are taking to improve our due diligence.

Mitigating the effects of multi-sourcing

Certain of the challenges we encountered in our due diligence were a result of multi-sourcing. We conduct business with a large number of suppliers in obtaining the materials required for our products, in an effort to ensure continuity in our supply chain. Those suppliers, in turn, work with a large number of smelters and refiners to source materials (including conflict minerals) which ultimately are contained in our products. As a consequence, each of our material parts is linked to several suppliers and, consequently, to several smelters, each with a potentially differing conflict mineral status.

Our suppliers also service other semiconductor manufacturers and other electronics industry participants whose supply needs may or may not coincide with ours. Accordingly, the total number of smelters from which our suppliers source materials may exceed the number of such smelters whose conflict minerals are ultimately contained in our products.

Currently, the representations included within the responses to our CMRT inquiries which we receive from our suppliers and subcontractors cover all smelters providing materials to them, and do not necessarily correlate solely to the smelters whose minerals are contained only in our products (and not in those of other customers of such suppliers and subcontractors without also being contained in our products). This adds further complexity to linking the conflict minerals used in a particular product category to a specific source of origin, as the list of all potential smelters provided by our suppliers may be broader than the list of only those smelters from which our suppliers source conflict minerals for use in our product categories (and may include smelters sourcing conflict minerals for end use by other customers of such suppliers and not us).

A result of this complexity is that we are forced to include all smelters providing materials to our suppliers and subcontractors when performing our due diligence on the origin of the conflict minerals contained in our products, as our suppliers and subcontractors do not always provide us with a list that excludes the smelters whose conflict minerals are not contained in our products. In relation to calendar year 2016, a total of 41 new smelters were reported to us by our suppliers and subcontractors, which were not reported to us in relation to calendar year 2015, and all were CFS validated.

One method in which we expect to improve our due diligence is to continue to work with our suppliers and subcontractors with a view to obtaining certifications which are better tailored only to our end products, as opposed to blanket company-wide certifications from each supplier or subcontractor. For example, the CMRT contains a reporting category in which reporting parties can more specifically link a particular smelter to a particular product, which we will encourage our suppliers and subcontractors to complete. During the 2016 calendar year, we made progress with certain of our suppliers in obtaining more specific disclosures which are more closely aligned with our actual sourcing of materials. As a result of this effort, we may be able to eliminate in the future certain smelters from the list of potential smelters from which the conflict minerals contained in our products may originate. During 2016, we discontinued sourcing of materials from one gold smelter and two tin smelters from which we had sourced materials during 2015, in a continuing effort to depart from non-CFS validated sources within our supply chain. The three smelters are identified in Table 3 of Appendix 1 to this Report.

Additional initiatives

We do not directly conduct business with most of the smelters from which the conflict minerals in our products originate.  We have, however, conducted our own investigative research with respect to certain smelters, which is aimed at supplementing information available to us through the CFS program. We also have maintained direct contact with certain smelters which previously did not participate in the CFS program, and we have succeeded in influencing them first to become “Active Smelters” (as defined above), then to reach full CFS validation. We expect our continuing efforts to focus on increasing and/or maintaining our suppliers’ and subcontractors’ compliance with the CFS program as it applies to the smelters and refiners from which such suppliers and subcontractors source conflict minerals which may ultimately be contained in our products.

A significant portion of our supply chain is not required to file reports with the SEC under Sections 13(a) or 14(d) of the Securities Exchange Act of 1934, and is therefore not concerned by reporting obligations pursuant to the Rule. Accordingly, the influence that we are able to exert on our supply chain is due in large part to market forces created as a result of a cumulative effort by us and other participants in the electronics industry to ensure compliance with the CFS program by their lower tier providers. In general, we intend to continue to request that our suppliers and subcontractors not source materials for us from any smelters which have not been validated by the CFS program (and to discontinue sourcing from any smelters which fail to maintain their CFS validation status).

Cautionary Note Regarding Forward‑Looking Statements

Some of the statements contained in this Report that are not historical facts are statements of future expectations and other forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934, each as amended) that are based on management’s current views and assumptions, and are conditioned upon and also involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially and adversely from those anticipated by such forward-looking statements. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as “believes”, “expects”, “may”, “are expected to”, “should”, “would be”, “seeks” or “anticipates” or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Report as anticipated, believed or expected. We do not intend, and do not assume any obligation, to update any information or forward-looking statements set forth in this Report to reflect subsequent events or circumstances.

Appendix I

Lists of Processing Facilities

Table 1: Processing facilities reported in our supply chain in relation to calendar year 2016 which were validated by the CFS program as of December 31, 2016
Metal	Smelter Name	Smelter Identification	Number of suppliers which reported having sourced materials from this facility during calendar year 2016
Gold	Aida Chemical Industries Co., Ltd.	CID000019	7

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	CID000035	5

Gold	AngloGold Ashanti Mineração Ltda	CID000058	5

Gold	Argor-Heraeus S.A.	CID000077	22

Gold	Asahi Pretec Corp.	CID000082	11

Gold	Asahi Refining Canada Ltd.	CID000924	13

Gold	Asahi Refining USA Inc.	CID000920	14

Gold	Asaka Riken Co., Ltd.	CID000090	3

Gold	Aurubis AG	CID000113	8

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	5

Gold	Boliden AB	CID000157	4

Gold	C. Hafner GmbH + Co. KG	CID000176	5

Gold	CCR Refinery – Glencore Canada Corporation	CID000185	3

Gold	Chimet S.p.A.	CID000233	4

Gold	Dowa	CID000401	9

Gold	Eco-System Recycling Co., Ltd.	CID000425	3

Gold	Elemetal Refining, LLC	CID001322	9

Gold	Heimerle + Meule GmbH	CID000694	7

Gold	Heraeus Ltd. Hong Kong	CID000707	28

Gold	Heraeus Precious Metals GmbH & Co. KG	CID000711	24

Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	9

Gold	Istanbul Gold Refinery	CID000814	4

Gold	Jiangxi Copper Co., Ltd.	CID000855	1

Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	9

Gold	Kennecott Utah Copper LLC	CID000969	5

Gold	Kojima Chemicals Co., Ltd	CID000981	7

Gold	LS-NIKKO Copper Inc.	CID001078	7

Gold	Materion	CID001113	5

Gold	Matsuda Sangyo Co., Ltd.	CID001119	11

Gold	Metalor Technologies (Hong Kong) Ltd	CID001149	9

Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	4

Gold	Metalor Technologies S.A.	CID001153	32

Gold	Metalor USA Refining Corporation	CID001157	7

Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	CID001161	2

Gold	Mitsubishi Materials Corporation	CID001188	11

Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	9

Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	CID001220	2

Gold	Nihon Material Co., Ltd.	CID001259	11

Gold	Ohura Precious Metal Industry Co., Ltd	CID001325	2

Gold	PAMP S.A.	CID001352	9

Gold	PT Aneka Tambang (Persero) Tbk	CID001397	1

Gold	PX Précinox S.A.	CID001498	2

Gold	Rand Refinery (Pty) Ltd.	CID001512	6

Gold	Republic Metals Corporation	CID002510	2

Gold	Royal Canadian Mint	CID001534	12

Gold	SEMPSA Joyería Platería S.A.	CID001585	3

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	14

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	1

Gold	Solar Applied Materials Technology Corp.	CID001761	4

Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	11

Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	19

Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CID001916	9

Gold	Tokuriki Honten Co., Ltd	CID001938	8

Gold	Umicore Brasil Ltda.	CID001977	1

Gold	Umicore Precious Metals Thailand	CID002314	1

Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	10

Gold	United Precious Metal Refining, Inc.	CID001993	5

Gold	Valcambi S.A.	CID002003	8

Gold	Western Australian Mint trading as The Perth Mint	CID002030	17

Gold	Yamamoto Precious Metal Co., Ltd.	CID002100	2

Gold	Yokohama Metal Co., Ltd.	CID002129	1

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	3

Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CID002243	2

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CID000211	1

Tantalum	Conghua Tantalum and Niobium Smeltry	CID000291	2

Tantalum	D Block Metals, LLC	CID002504	1

Tantalum	Duoluoshan	CID000410	1

Tantalum	Exotech Inc.	CID000456	1

Tantalum	F&X Electro-Materials Ltd.	CID000460	7

Tantalum	Global Advanced Metals Boyertown	CID002557	13

Tantalum	Global Advanced Metals Aizu	CID002558	1

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CID000616	1

Tantalum	H.C. Starck Co., Ltd.	CID002544	12

Tantalum	H.C. Starck GmbH Goslar	CID002545	15

Tantalum	H.C. Starck Hermsdorf GmbH	CID002547	10

Tantalum	H.C. Starck Inc.	CID002548	15

Tantalum	H.C. Starck Ltd.	CID002549	11

Tantalum	H.C. Starck Smelting GmbH & Co. KG	CID002550	12

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	1

Tantalum	Hi-Temp Specialty Metals, Inc.	CID000731	1

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	1

Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	2

Tantalum	LSM Brasil S.A.	CID001076	1

Tantalum	Mineração Taboca S.A.	CID001175	1

Tantalum	Mitsui Mining & Smelting	CID001192	2

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	12

Tantalum	Plansee SE Liezen	CID002540	2

Tantalum	Plansee SE Reutte	CID002556	2

Tantalum	Solikamsk Magnesium Works OAO	CID001769	3

Tantalum	Taki Chemicals	CID001869	2

Tantalum	Telex Metals	CID001891	1

Tantalum	Ulba Metallurgical Plant JSC	CID001969	19

Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CID002307	1

Tantalum	Zhuzhou Cemented Carbide	CID002232	2

Tin	Alpha Metals	CID000292	9

Tin	China Tin Group Co., Ltd.	CID001070	4

Tin	Cooper Santa	CID000295	13

Tin	CV Ayi Jaya	CID002570	1

Tin	CV Gita Pesona	CID000306	1

Tin	CV Serumpun Sebalai	CID000313	2

Tin	CV United Smelting	CID000315	24

Tin	CV Venus Inti Perkasa	CID002455	1

Tin	Dowa	CID000402	1

Tin	Elmet S.L.U.	CID002774	2

Tin	EM Vinto	CID000438	19

Tin	Fenix Metals	CID000468	14

Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CID000538	29

Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CID000244	3

Tin	Magnu’s Minerais Metais e Ligas LTDA	CID002468	2

Tin	Malaysia Smelting Corporation (MSC)	CID001105	39

Tin	Melt Metais e Ligas S.A.	CID002500	1

Tin	Metallic Resources, Inc.	CID001142	1

Tin	Metallo-Chimique N.V.	CID002773	29

Tin	Mineração Taboca S.A.	CID001173	27

Tin	Minsur	CID001182	38

Tin	Mitsubishi Materials Corporation	CID001191	16

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	1

Tin	O.M. Manufacturing Philippines, Inc.	CID002517	1

Tin	Operaciones Metalurgical S.A.	CID001337	23

Tin	PT Aries Kencana Sejahtera	CID000309	4

Tin	PT Artha Cipta Langgeng	CID001399	3

Tin	PT ATD Makmur Mandiri Jaya	CID002503	5

Tin	PT Babel Inti Perkasa	CID001402	7

Tin	PT Bangka Prima Tin	CID002776	1

Tin	PT Bangka Tin Industry	CID001419	17

Tin	PT Belitung Industri Sejahtera	CID001421	7

Tin	PT Bukit Timah	CID001428	23

Tin	PT Cipta Persada Mulia	CID002696	1

Tin	PT DS Jaya Abadi	CID001434	11

Tin	PT Eunindo Usaha Mandiri	CID001438	9

Tin	PT Inti Stania Prima	CID002530	6

Tin	PT Mitra Stania Prima	CID001453	15

Tin	PT Panca Mega Persada	CID001457	4

Tin	PT Prima Timah Utama	CID001458	4

Tin	PT Refined Bangka Tin	CID001460	13

Tin	PT Sariwiguna Binasentosa	CID001463	12

Tin	PT Stanindo Inti Perkasa	CID001468	26

Tin	PT Sumber Jaya Indah	CID001471	1

Tin	PT Tambang Timah	CID001477	37

Tin	PT Timah (Persero) Tbk Mentok	CID001482	46

Tin	PT Tinindo Inter Nusa	CID001490	14

Tin	PT Wahana Perkit Jaya	CID002479	4

Tin	Resind Indústria e Comércio Ltda.	CID002706	1

Tin	Rui Da Hung	CID001539	5

Tin	Soft Metais Ltda.	CID001758	1

Tin	Thailand Smelting & Refining Co., Ltd (Thaisarco)	CID001898	35

Tin	VQB Mineral and Trading Group JSC	CID002015	1

Tin	White Solder Metalurgia e Mineração Ltda.	CID002036	11

Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CID002158	1

Tin	Yunnan Tin Company Limited	CID002180	24

Tungsten	A.L.M.T. TUNGSTEN Corp.	CID000004	3

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CID002513	3

Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	CID000258	15

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CID000499	1

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875	22

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	1

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	15

Tungsten	Global Tungsten & Powders Corp.	CID000568	14

Tungsten	Guangdong Xianglu Tungsten Industry Co., Ltd.	CID000218	3

Tungsten	H.C. Starck GmbH	CID002541	6

Tungsten	H.C. Starck Smelting GmbH & Co.KG	CID002542	2

Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766	1

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CID002579	1

Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CID000769	11

Tungsten	Hydrometallurg, JSC	CID002649	1

Tungsten	Japan New Metals Co Ltd	CID000825	11

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	2

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	1

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	1

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	1

Tungsten	Kennametal Huntsville	CID000105	3

Tungsten	Niagara Refining LLC	CID002589	2

Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	CID002543	2

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	CID001889	2

Tungsten	Wolfram Bergbau und Hütten AG	CID002044	3

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	20

Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	42

Table 2: Processing facilities reported in our supply chain in relation to calendar year 2016 which were not validated by the CFS program as of December 31, 2016, but were as of such date actively engaged with a view towards becoming CFS validated (Active Smelters)

Metal	Smelter Name	Smelter Identification	Number of suppliers which reported having sourced materials from this facility during calendar year 2016
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	1

Table 3: Non-CFS validated processing facilities reported in our supply chain in relation to calendar year 2015 from which we discontinued sourcing during calendar year 2016
Metal	Smelter Name	Smelter Identification
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103
Tin	PT BilliTin Makmur Lestari	CID001424
Tin	PT Justindo	CID000307